Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2024 SECOND QUARTER RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, January 25, 2024 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for the fiscal 2024 second quarter ended December 31, 2023.

FISCAL 2024 SECOND QUARTER

●	Net Sales of $109.0 million
●	Net Income of $5.9 million, or $0.20 per diluted share
●	Adjusted Net Income of $6.4 million, or $0.21 per diluted share
●	EBITDA of $10.2 million; Adjusted EBITDA $11.1 million or 10.1%/sales
●	Gross Margin rate increased 240 bps y/y
●	Free Cash Flow of $7.3 million, or approximately $44 million on a TTM basis
●	Ratio of net debt to TTM Adjusted EBITDA of 0.4x
●	Total Orders increased 10% y/y with growth in both reporting segments

During the fiscal 2024 second quarter, LSI increased market share across multiple, high-value vertical markets, consistent with the ongoing focus on quality of earnings, while effectively managing a temporary pause in project demand within its grocery vertical related to the pending merger of two large industry participants.

LSI reported net income of $5.9 million, or $0.20 per diluted share, on sales of $109.0 million in the second quarter. Adjusted gross profit margin increased 240 basis points to 29.0% over the prior-year period, driven by a higher-value sales mix, focused price discipline, and strong cost control. The Company reported Adjusted EBITDA of $11.1 million for the quarter, delivering an Adjusted EBITDA margin rate of 10.1%, equal to the prior year quarter.

The Company generated free cash flow of $7.3 million in the second quarter, or nearly $44.0 million on a trailing twelve-month basis. Given continued strength in cash generation, LSI reduced its ratio of net debt to trailing twelve-month Adjusted EBITDA to 0.4x from 1.3x in the prior-year period. At the end of the second quarter, LSI had cash and availability on its credit facility totaling $103 million.

The Company declared a regular cash dividend of $0.05 per share payable on February 13, 2024, to shareholders of record on February 5, 2024.

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

MANAGEMENT COMMENTARY

James A. Clark, President and Chief Executive Officer commented, “LSI delivered solid second quarter results, a performance that reflects the durability of our vertical market strategy, together with a proven ability to drive sustained margin expansion and profitability through the cycle. We continued to execute at a high-level while effectively navigating the transitory disruption in grocery market project activity, due to the pending merger of two large industry participants. LSI remains well-positioned to capitalize on an expected acceleration in project activity as market conditions normalize.

“During the last twelve months, we’ve generated nearly $44 million in free cash flow, including more than $7 million in the second quarter, positioning us to support further reduction in net debt, strategic investments in organic growth, and a robust return of capital program,“ continued Clark. “Since acquiring JSI in calendar year 2021, we’ve reduced our net leverage ratio from 3.2x to 0.4x, consistent with a focus on capital discipline and balance sheet flexibility.

“As outlined within our Fast Forward growth strategy, our teams remain highly focused on increasing the volume of LSI content and related solutions per customer through targeted cross-selling initiatives. In the second quarter, our cross-selling initiative positioned LSI to secure refrigerated display case project wins with two national refueling/c-store chains that currently use our lighting solutions. Each program represents multi-million-dollar sales on an annual basis. In both the QSR and Grocery verticals we have secured customer projects to provide indoor and outdoor lighting, in addition to existing display case and print graphics activity. Moving forward, we have a significant volume of additional cross-selling proposals currently under review, as customers continue to recognize the value of our comprehensive offering of products and services.

“We remain highly encouraged by the strong multi-year demand outlook within our key verticals, particularly the c-store and grocery verticals. Recently, the nation’s largest c-store chain committed to growing its sale of fresh food and proprietary beverages from 24% of its revenue to more than 34% of revenue over the next three years, while the second largest c-store chain has announced plans to increase fresh food revenue by a compounded annual growth rate of 10% over the next five years. In recent years, LSI has developed industry-leading products and solutions specifically designed to address the unique lighting, graphics and refrigeration solutions required for a larger, more upscale c-store environment, positioning us to successfully capitalize on upcoming customer investments in their premium, hot and cold fresh food offerings.

“While the pending FTC approval of the proposed merger of the second and third-largest grocery chains in the United States has led to a temporary slowing of project activity within our grocery vertical, we’ve used this time to position our business to support an expected return to normal demand levels, the majority of which we expect will occur regardless of the FTC ruling. For example, we recently completed the relocation to our new, larger display case manufacturing facility, which provides the additional production capacity to support an expected ongoing increase in demand levels. In addition, we received final regulatory approval on our new refrigerated display case line which utilizes the environmentally friendly R-290 technology. We shipped our first unit last week, and several customers have indicated their intent to fully convert to the R-290 range of products beginning this calendar year. We expect overall grocery demand to begin increasing in the fiscal third quarter and accelerate throughout the fiscal fourth quarter and into fiscal 2025.

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

“Within our Lighting segment, orders for the quarter were 10% above prior year, and quotation volumes in key verticals remain healthy. On a consolidated basis, second quarter sales were $45.7 million or 3% below strong prior year levels, while operating income increased 28% in the period. Segment adjusted gross margin rate improved 440 basis points to 35.0%, our highest rate in over a decade. The improved gross margin rate was driven by multiple factors, including stable pricing, higher-value sales mix, and ongoing cost and operational improvements.

“In the quarter, LSI was selected as the lighting supplier to a high-end luxury automotive brand. Our team worked closely with the automotive customer on developing proprietary lighting specifications to support the customer experience requirements of their dealership environments. This win is an example of our focus on higher-value vertical market applications where our products and solutions represent an essential part of our customers value proposition to their customers.

“Within our Display Solutions segment, second quarter performance was unfavorably impacted by the previously mentioned delay in grocery vertical spending. Other vertical markets continue to be active. For example, within our refueling vertical, LSI was recently awarded a large renovation program by a national oil company that includes 1325 sites across the United States. LSI will be the “turnkey provider” for this program, managing site planning, product fulfillment, and installation. This win follows the other major programs awarded in the first quarter, including the 7,500 site, 3.5-year program for another large global oil company, as well as international expansion programs in five Central American countries. In addition, QSR delivered a strong quarter, as sales increased significantly compared to the prior year, and pilot activity with several chains continues.

Clark concluded, “Our solid second quarter performance demonstrates the benefits of building strong market positions in multiple, high-value vertical markets, further strengthening relationships with customers and partners, combined with a disciplined approach to capital allocation. Given the positive underlying growth trends for our key verticals, together with our focus on strategic execution as outlined within our Fast Forward plan, our team is well-positioned to drive long-term value for our shareholders.”

FISCAL 2024 SECOND QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

Details of the conference call are as follows:

Domestic Live:                   877-407-4018

International Live:          201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through February 8, 2024:

Domestic Replay:          844-512-2921

International Replay:          412-317-6671

Conference ID:          13743769

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (Nasdaq: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The company's American-made products, which include lighting, print graphics, digital graphics, refrigerated, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of nearly 1,600 employees and 11 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its customers. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

720.778.2415

LYTS@vallumadvisors.com

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

Three Months Ended December 31				Six Months Ended December 31
			(Unaudited)
2023	2022	% Change	(In thousands, except per share data)	2023	2022	% Change
$109,005	$128,804	-15%	Net sales	$232,446	$255,873	-9%

7,819	9,038	-13%	Operating income as reported	18,847	19,059	-1%

849	1,002		Long-Term Performance Based Compensation	2,174	1,553
-	486		Consulting expense: Commercial Growth Initiatives	19	789
35	33		Severance costs and Restructuring costs	388	46

$8,703	$10,559	-18%	Operating income as adjusted	$21,428	$21,447	0%

$5,906	$6,417	-8%	Net income as reported	$13,934	$12,678	10%

$6,364	$7,627	-17%	Net income as adjusted	$15,104	$14,704	3%

$0.20	$0.22	-11%	Earnings per share (diluted) as reported	$0.47	$0.44	6%

$0.21	$0.26	-19%	Earnings per share (diluted) as adjusted	$0.50	$0.51	-1%

	(amounts in thousands)
	December 31	June 30,
	2023	2023
Working capital	$75,839	$73,314
Total assets	$287,548	$296,150
Long-term debt	$17,950	$31,629
Other long-term liabilities	$11,110	$10,380
Shareholders' equity	$192,934	$177,578

Three Months Ended December 31, 2023, Results

Net sales for the three months ended December 31, 2023, were $109.0 million, down 15% from the three months ended December 31, 2022, net sales of $128.8 million. Lighting Segment net sales of $64.8 million decreased 3% and Display Solutions Segment net sales of $44.2 million decreased 29% from last year’s second quarter net sales. Net income for the three months ended December 31, 2023, was $5.9 million, or $0.20 per share, compared to $6.4 million or $0.22 per share for the three months ended December 31, 2022. Earnings per share represents diluted earnings per share.

Six Months Ended December 31, 2023, Results

Net sales for the six months ended December 31, 2023, were $232.4 million, down 9% from the six months ended December 31, 2022, net sales of $255.9 million. Lighting Segment net sales of $132.4 million decreased 1% and Display Solutions Segment net sales of $100.0 million decreased 18% from last year’s net sales. Net income for the six months ended December 31, 2023, was $13.9 million, or $0.47 per share, compared to $12.7 million or $0.44 per share for the six months ended December 31, 2022. Earnings per share represents diluted earnings per share.

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

Balance Sheet

The balance sheet at December 31, 2023, included current assets of $141.4 million, current liabilities of $65.6 million and working capital of $75.8 million, which includes cash of $2.7 million. The current ratio was 2.2 to 1. The balance sheet also included shareholders’ equity of $192.9 million and long-term debt of $18.0 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with an approved credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2024, payable February 13, 2024, to shareholders of record as of the close of business on February 5, 2024. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and six months ended December 31, 2023, and 2022. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, commercial growth initiative expense, and severance and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and before long-term performance based compensation expense, commercial growth initiative expense, and severance and restructuring expense (Adjusted EBITDA), and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

Three Months Ended					Six Months Ended
December 31					December 31
2023		2022		(In thousands, except per share data)	2023		2022
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$5,906	$0.20	$6,417	$0.22	Net income as reported	$13,934	$0.47	$12,678	$0.44

625	0.02	785	0.03	Long-Term Performance Based Compensation	1,599	$0.05	1,341	0.05

-	-	399	0.01	Consulting expense: Commercial Growth Initiatives	13	$-	647	0.02

34	-	26	-	Severance costs and Restructuring costs	290	$0.01	38	-

(201)	(0.01)	-	-	Tax rate difference between reported and adjusted net income	(732)	$(0.03)	-	-

$6,364	$0.21	$7,627	$0.26	Net income adjusted	$15,104	$0.50	$14,704	$0.51

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2023	2022	% Change	Net Income to Adjusted EBITDA	2023	2022	% Change
$5,906	$6,417		Net Income as reported	$13,934	$12,678
1,489	1,418		Income Tax	3,827	4,177
453	1,258		Interest Expense, net	1,019	2,046
(29)	(55)		Other expense (income)	67	158
$7,819	$9,038	-13%	Operating Income as reported	$18,847	$19,059	-1%

2,357	2,419		Depreciation and amortization	4,728	4,840
$10,176	$11,457	-11%	EBITDA	$23,575	$23,899	-1%

849	1,002		Long-Term Performance Based Compensation	2,174	1,553
-	486		Consulting expense: Commercial Growth Initiatives	19	789
35	33		Severance costs and Restructuring costs	388	46
$11,060	$12,978	-15%	Adjusted EBITDA	$26,156	$26,287	0%
10.1%	10.1%		Adjusted EBITDA as a percentage of Sales	11.3%	10.3%

Three Months Ended December 31			(Unaudited; In thousands)	Six Months Ended December 31
2023	2022	% Change	Free Cash Flow	2023	2022	% Change
$9,276	$9,481	NM	Cash flow from operations	$19,868	$20,064	NM

(1,956)	(561)		Capital expenditures	(3,349)	(994)
$7,320	$8,920	NM	Free cash flow	$16,519	$19,070	NM

Net Debt to Adjusted EBITDA Ratio	December 31
(amounts in thousands)	2023	2022
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	17,950	59,250
Total Debt	$21,521	$62,821
Less: Cash	(2,660)	(2,765)
Net Debt	$18,861	$60,056
Adjusted EBITDA - Trailing Twelve Months	$51,489	$45,387
Net Debt to Adjusted EBITDA Ratio	0.4	1.3

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2023	2022	(In thousands, except per share data)	2023	2022
$109,005	$128,804	Net sales	$232,446	$255,873

77,438	94,646	Cost of products sold	163,943	186,964
31	18	Severance costs and Restructuring costs	378	31

31,536	34,140	Gross profit	68,125	68,878

4	15	Severance costs and Restructuring costs	10	15
-	486	Consulting expense: Commercial Growth Initiatives	19	789
23,713	24,601	Selling and administrative costs	49,249	49,015

7,819	9,038	Operating Income	18,847	19,059

(29)	(55)	Other (income) expense	67	158
453	1,258	Interest expense, net	1,019	2,046

7,395	7,835	Income before taxes	17,761	16,855

1,489	1,418	Income tax	3,827	4,177

$5,906	$6,417	Net income	$13,934	$12,678

		Weighted Average Common Shares Outstanding
29,024	28,078	Basic	28,890	27,874
30,043	29,204	Diluted	29,949	28,766

		Earnings Per Share
$0.20	$0.23	Basic	$0.48	$0.45
$0.20	$0.22	Diluted	$0.47	$0.44

LSI Industries Fiscal 2024 Second Quarter Results
January 25, 2024

	(amounts in thousands)
	Decmber 31	June 30,
	2023	2023
Current assets	$141,393	$149,876
Property, plant and equipment, net	26,232	25,431
Other assets	119,923	120,842
Total assets	$287,548	$296,149

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	61,983	72,991
Long-term debt	17,950	31,629
Other long-term liabilities	11,110	10,380
Shareholders' equity	192,934	177,578
	$287,548	$296,149